                                                                     EXHIBIT 11



CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the Registration Statement) of our report dated May 16, 1997, relating to the financial statements and financial highlights appearing in the March 31, 1997 Annual Report to Shareholders of ESC Strategic Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings Independent Accountants and Financial Statements in such Statement of Additional Information.

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York
July 28, 1997